Exhibit 2.1

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

GEOPHARMA, INC.

FLORIDA MERGER SUBSIDIARY CORP.

AND

DYNAMIC HEALTH PRODUCTS, INC.

Dated May 14, 2007

TABLE OF CONTENTS

ARTICLE I - THE MERGER		2

1.1.	The Merger.	2

1.2.	Effective Time; Closing.	2

1.3.	Effect of the Merger.	2

1.4.	Articles of Incorporation; Bylaws.	2

1.5.	Directors and Officers.	2

1.6.	Effect on Capital Stock.	3

1.7.	Surrender of Certificates.	4

1.8.	No Further Ownership Rights in Company Common Stock.	5

1.9.	Lost, Stolen or Destroyed Certificates.	6

1.10.	Tax and Accounting Consequences.	6

1.11.	Taking of Necessary Action; Further Action.	6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF COMPANY		6

2.1.	Organization of the Company.	6

2.2.	Company Capital Structure; Notes.	7

2.3.	Obligations With Respect to Capital Stock.	8

2.4.	Authority.	8

2.5.	SEC Filings; Company Financial Statements.	10

2.6.	Absence of Certain Changes or Events.	11

2.7.	Tax Matters.	11

2.8.	Patents and Trademarks.	13

2.9.	Compliance; Permits; Restrictions. Except as disclosed on Schedule 2.9	14

2.10.	Litigation.	15

2.11.	Brokers’ and Finders’ Fees.	15

2.12.	Labor Agreements and Actions, Employee Benefit Plans.	15

2.13.	Absence of Liens and Encumbrances.	17

2.14.	Environmental Matters.	18

2.15.	Agreements.	18

2.16.	Statements; Joint Proxy Statement/Prospectus.	19

2.17.	Board Approval.	20

2.18.	State Takeover Statutes.	20

2.19.	Fairness Opinion.	20

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PARENT AND DYHP ACQUISITION		20

3.1.	Organization of Parent and DYHP Acquisition.	20

3.2.	Parent Capital Structure.	21

3.3.	Obligations With Respect to Capital Stock.	22

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3.4.	Authority.	22

3.5.	SEC Filings; Parent Financial Statements.	24

3.6.	Absence of Certain Changes or Events.	25

3.7.	Taxes.	25

3.8.	Patents and Trademarks.	26

3.9.	Compliance; Permits; Restrictions.	27

3.10.	Litigation.	28

3.11.	Brokers’ and Finders’ Fees.	28

3.12.	Labor Agreements and Actions; Employee Benefit Plans.	28

3.13.	Absence of Liens and Encumbrances.	30

3.14.	Environmental Matters.	30

3.15.	Agreements.	31

3.16.	Statements; Joint Proxy Statement/Prospectus.	32

3.17.	Board Approval.	32

ARTICLE IV - CONDUCT PRIOR TO THE EFFECTIVE TIME		33

4.1.	Conduct of Business by the Company.	33

4.2.	Conduct of Business by Parent.	36

ARTICLE V - ADDITIONAL AGREEMENTS		36

5.1.	Joint Proxy Statement/Prospectus; S-4; Other Filings; Board Recommendations.	36

5.2.	Stockholder Meetings.	37

5.3.	Access to Information.	39

5.4.	No Solicitation.	40

5.5.	Public Disclosure.	41

5.6.	Commercially Reasonable Efforts; Notification.	42

5.7.	Third Party Consents.	43

5.8.	Stock Options; Warrants; Employee Benefits.	43

5.9.	Reserved	44

5.10.	Indemnification.	44

5.11.	Action by Board of Directors.	45

5.12.	Nasdaq Listing.	45

5.13.	Tax-Free Reorganization.	45

5.14.	Conveyance Taxes.	45

ARTICLE VI - CONDITIONS TO THE MERGER		45

6.1.	Conditions to Obligations of Each Party to Effect the Merger.	45

6.2.	Additional Conditions to Obligations of the Company.	46

6.3.	Additional Conditions to the Obligations of Parent and DYHP Acquisition.	47

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ARTICLE VII - TERMINATION; AMENDMENT AND WAIVER		47

7.1.	Termination.	49

7.2.	Notice of Termination; Effect of Termination.	51

7.3.	Fees and Expenses.	51

7.4.	Amendment.	52

7.5.	Extension; Waiver.	52

ARTICLE VIII - GENERAL PROVISIONS		52

8.1.	Non-Survival of Representations and Warranties.	52

8.2.	Notices.	52

8.3.	Interpretation.	53

8.4.	Counterparts.	54

8.5.	Entire Agreement; Third Party Beneficiaries.	54

8.6.	Severability.	54

8.7.	Other Remedies; Specific Performance.	54

8.8.	Governing Law.	55

8.9.	Rules of Construction.	55

8.10.	Assignment.	55

8.11.	Waiver of Jury Trial.	55

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AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of May 14, 2007, by and among GeoPharma, Inc., a Florida corporation (“Parent”), Florida Merger Subsidiary Corp., a Florida corporation and a wholly-owned subsidiary of Parent (“DYHP Acquisition”), and Dynamic Health Products, Inc., a Florida corporation (the “Company”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (“Florida Law”), Parent, DYHP Acquisition and the Company intend to enter into a business combination transaction.

B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has determined to recommend that the shareholders of the Company adopt this Agreement.

C. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has determined to recommend that the shareholders of Parent approve the issuance of shares of Parent Common Stock (as defined below) pursuant to the Merger (the “Share Issuance”).

D. The Board of Directors of DYHP Acquisition (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of DYHP Acquisition and fair to, and in the best interests of, DYHP Acquisition and its shareholders, (ii) has approved of this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has adopted a resolution declaring the Merger advisable.

E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Florida Law, DYHP Acquisition shall be merged with and into the Company (the “Merger”), the separate corporate existence of DYHP Acquisition shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2. Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of the State of Florida in accordance with the relevant provisions of Florida Law (the “Articles of Merger”) (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of GeoPharma, Inc., 6950 Bryan Dairy Road, Largo, Florida 33777, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Florida Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and DYHP Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and DYHP Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

1.4. Articles of Incorporation; Bylaws.

(a) At the Effective Time, subject to the provisions of Section 5.10, the Articles of Incorporation of DYHP Acquisition shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Dynamic Health Products, Inc.”

(b) Subject to the provisions of Section 5.10, the Bylaws of DYHP Acquisition, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation.

1.5. Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of the Company immediately prior to the Effective Time, until their successors shall have been duly elected and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time.

1.6. Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, DYHP Acquisition, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock. Each share of Common Stock, par value $0.01 per share of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any share of Company Common Stock to be canceled and extinguished pursuant to Section 1.6(b)) will be automatically converted (subject to Sections 1.6(e) and (f)) into one-seventh (1/7) (the “Exchange Ratio”) of a share of Common Stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), which shall be referred to in this Agreement as the “Merger Consideration.” If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

(b) Cancellation of Stock. Each share of Company Common Stock held by the Company or any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof. Each share of Company Common Stock held by Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Stock Option Plan and Warrants. At the Effective Time, the Company’s 1999 Stock Option Plan, as amended as of the date hereof (the “Company Option Plan”), and all warrants to purchase Company Common Stock shall be assumed by Parent in accordance with Section 5.8.

(d) Capital Stock of DYHP Acquisition. Each share of Common Stock, $0.01 par value per share, of DYHP Acquisition (the “DYHP Acquisition Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of DYHP Acquisition Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificates(s) (as defined in Section 1.7(c)) receive from Parent one share of the Parent’s Common Stock.

1.7. Surrender of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock pursuant to Section 1.6(a) and Section 1.6(f), and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive, in exchange therefor, certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted pursuant to Section 1.6(a), a share of Parent Common Stock in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or other distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the ownership of the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted (including any voting, notice or other rights associated with the ownership of such shares of Parent Common Stock under the Articles of Incorporation or Bylaws of Parent or under Florida Law) and the right to receive one share of Parent Common Stock in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or other distributions payable pursuant to Section 1.7(d).

(d) Distributions With Respect to Unexchanged Shares. Dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby when the holders of record of such Certificates surrender such Certificates.

(e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have (i) paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or (ii) established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8. No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9. Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6(a), cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that the Exchange Agent, may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and the payment of cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10. Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Accordingly, both prior to and after the Closing, each party’s books and records shall be maintained and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code. Each party shall provide to each other party such information, reports, returns or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger being so qualified.

1.11. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and DYHP Acquisition, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of DYHP Acquisition, Company, the Surviving Corporation and otherwise) to take all such necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the “Company Schedule”), the Company hereby represents and warrants to Parent and DYHP Acquisition that:

2.1. Organization of the Company.

(a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Company Material Adverse Effect. As used in this Agreement, the term (i) “Subsidiary” means, with respect to the Company or Parent as the case may be the subsidiaries set forth in Section 2.1 of the Company Schedule and Section 3.1 of the Parent Schedule, respectively and (ii) “Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement; it being understood, however, that the Company’s continuing to incur losses, as long as such losses are in the ordinary course of business and are comparable to those incurred by the Company prior to the date hereof, shall not, alone, be deemed to be a Company Material Adverse Effect.

(b) The Company has delivered to Parent a true and complete list of all of the Company’s Subsidiaries, indicating the jurisdiction of incorporation of each Subsidiary and Company’s equity interest therein.

(c) The Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of the Company and similar governing instruments of each of its Subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

2.2. Company Capital Structure; Notes.

(a) The authorized capital stock of the Company consists of (i) 45,000,000 shares of Common Stock, par value $0.01 per share, of which there were 16,691,860 shares issued and outstanding as of May 14, 2007, (ii) 800,000 shares of undesignated preferred stock, $0.01 par value, of which none were outstanding as of May 14, 2007; (iii) 400,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of which none were issued and outstanding as of May 14, 2007; and (iv) 800,000 shares of Series B 6% Cumulative Convertible Preferred Stock, par value $0.01 per share, of which none were issued and outstanding as of May 14, 2007. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of May 14, 2007, the Company had reserved an aggregate of 6,000,000 shares of Company Common Stock (after giving effect to an August 1, 2003, 4-for-1 stock split), net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Company Option Plan, under which zero (0) options are outstanding for an aggregate of 3,505,000 shares as of May 14, 2007, and 6,000,000 shares available for grant. As of May 14, 2007, the Company had reserved an aggregate 500,000 shares of Company Common Stock for issuance to holders of warrants to purchase Company Common Stock (the “Company

Warrants”). All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 2.2(a) lists each outstanding Company Warrant at May 14, 2007, the name of the holder of such Company Warrant and the exercise price therefor.

(b) Schedule 2.2(b) lists each outstanding promissory note, debenture, capital lease, letter of credit and other debt obligation of the Company as of May 14, 2007, including the name of the payee, the principal amount, interest rate, outstanding balance, and maturity.

2.3. Obligations With Respect to Capital Stock. Except as set forth in Section 2.2 or a Schedule thereto, in Schedule 2.3, or described in a Company SEC Report filed prior to the date hereof:

(a) There are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

(b) Except for securities the Company owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

(c) There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement.

(d) To the knowledge of the Company there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

2.4. Authority.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the

Company, subject only to the adoption of this Agreement by the Company’s shareholders and the filing and recordation of the Articles of Merger pursuant to Florida Law. A vote of the holders of at least a majority of the outstanding shares of the Company Common Stock is required for the Company’s shareholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and, if applicable, DYHP Acquisition, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company (the “Company Charter Documents”) or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Share Issuance by Parent’s shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) except as set forth in Schedule 2.4, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a Form S-4 Registration Statement (the “S-4”) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing of the Articles of Merger with the Secretary of State of Florida, (iii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.18) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

2.5. SEC Filings; Company Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed with the SEC since the initial filing date of the registration for the Company’s shares on Form 10K-SB under the Securities Exchange Act of 1934. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including any Company SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of the Company as of December 31, 2006 is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications to the Company SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The Company has on file with the Securities and Exchange Commission a Registration Statement on Form SB-2 which became effective on April 9, 2007.

2.6. Absence of Certain Changes or Events. Except as set forth in Schedule 2.6 or disclosed in the Company SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by the Company in accounting principles, practices or methods. Since the date of the Company Balance Sheet, except as set forth in Schedule 2.6 or as disclosed in the Company SEC Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of the Company Option Plan other than increases or amendments in the ordinary course of business consistent with past practice or (x) as required by any relevant employment agreement or option agreement, or (y) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 2.6, any adverse effects on the Company or its Subsidiaries resulting from any of the circumstances listed in Section 6.3(c)(1)-(5) shall not be taken into account in determine whether a Company Material Adverse Effect has occurred under this Section 2.6.

2.7. Tax Matters. For purposes of this Agreement, (i) “Taxes” shall mean all Federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any governmental authority including all decisions of any court having the effect of law); and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with any Taxing Authority (as defined below), or where none is required to be filed with a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) “Taxing Authority” shall mean any domestic, foreign, Federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority. Except as set forth in Schedule 2.7 hereof or disclosed in Company SEC Reports filed prior to the date hereof:

(a) The Company and each of its Subsidiaries and each affiliated, confined, consolidated unitary group of which the Company or any of its Subsidiaries is or has been a member, (i) have filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes); and (ii) have paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Company Financials and the Company Balance Sheet and, to the Company’s knowledge, there are no material unresolved questions or claims concerning the Company’s or any Subsidiaries’ tax liability. Neither the Company’s nor any Subsidiaries’ Tax Returns have been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against the Company or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(c) Neither the Company nor any Subsidiary is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(d) The Company shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(e) Neither the Company, nor any of its Subsidiaries, has made with respect to the Company any consent under Section 341 of the Code, no property of the Company is “tax exempt use property” within the meaning of Section 168(h) of the Code, and none of the assets of the Company is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(f) The Company has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(g) Part of the net operating losses (“NOL”) of the Company and/or its Subsidiaries are, as of the date hereof, subject to Section 382 or 269 of the Code, Regulation Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of the Company or its Subsidiaries.

(h) The Company is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(i) As of the date hereof, to the knowledge of the Company, neither the Company nor any of its Subsidiaries or affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(j) No deficiency resulting from any audit or examination relating to Taxes of the Company by any Taxing Authority, if any, has not been timely paid.

(k) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company.

2.8. Patents and Trademarks. As used in this Agreement, “Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade names, logos, corporate names and Internet domain names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, copyrights, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer programs and software (including data and related documents) and (vi) all other proprietary rights. Schedule 2.8 contains a complete list of all Intellectual Property registered in the Company’s name and material to the Company’s business as conducted as of the date hereof (collectively, the “Registered Intellectual Property”), which registrations are valid. The Company’s use of Intellectual Property (excluding use pursuant to “click wrap” or “shrink wrap” agreements or other similar agreements for commercially available Other

Intellectual Property (as hereafter defined)) does not constitute an infringement of any third party’s rights that could reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 2.8 or disclosed in Company SEC Reports filed prior to the date hereof: (a) the Company owns, free and clear of any liens, claims, encumbrances, security interests and rights of redemption (collectively, the “Liens”), all right, title and interest to the Registered Intellectual Property.

(b) With respect to Intellectual Property, other than the Registered Intellectual Property, used or held for use by the Company in its business as conducted as of the date hereof (the “Other Intellectual Property”), the Company owns, controls or has a right to use, to the extent necessary to conduct its business in a manner generally consistent with its past practice, such Other Intellectual Property which is material to the Company’s business.

(c) The Company is not a party to any outstanding options, licenses or agreements of any kind relating to (i) any Other Intellectual Property owned by any other person or entity (excluding “click wrap” or “shrink wrap” agreements or agreements for commercially available Other Intellectual Property), or (ii) the Registered Intellectual Property.

(d) The Company has not during the preceding three years received any communications or claims nor, to the Company’s knowledge, is there any threatened claim, alleging that the Company has infringed upon, or, by conducting its business as proposed, would infringe upon the intellectual property rights of any other person which such infringement would have a Company Material Adverse Effect.

(e) To the knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any of the Company’s rights to the Registered Intellectual Property or Other Intellectual Property which such interference, infringement or misappropriation would constitute a Company Material Adverse Effect.

2.9. Compliance; Permits; Restrictions. Except as set forth on Schedule 2.9 or disclosed in Company SEC Reports filed prior to the date hereof:

(a) Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Company Material Adverse Effect. Except as disclosed on Schedule 2.9 to the knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened against the Company or its Subsidiaries, nor has any Governmental Entity indicated in writing an intention to conduct the same; other than those which would not reasonably be expected to have a Company material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company as currently conducted.

(b) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of the business of the Company except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. (collectively, the “Company Permits”). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

2.10. Litigation. Except as disclosed in the Company SEC Reports file prior to the date hereof, or set forth on Schedule 2.10, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Company or any of its Subsidiaries has received any written notice of assertion nor, to the Company’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its Subsidiaries which might reasonably be expected to have a Company Material Adverse Effect. The Company has made all required accruals on its financial statements for the disclosures made on Schedule 2.10.

2.11. Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12. Labor Agreements and Actions, Employee Benefit Plans.

(a) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives, or agents of the Company. There is no strike or other labor dispute involving the Company pending or, to the knowledge of the Company, threatened, nor is the Company aware of any labor organization activity involving its employees.

(b) Schedule 2.12(b) contains a complete list of each pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding or not, sponsored, maintained, contributed to or required to be contributed to by (i) the Company with respect to current or former employees or any current or former director or consultant of the Company, and/or (ii) any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” that includes the Company within the meaning of Section 4001(a)(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA “), and the rules and regulations promulgated thereunder (collectively, “Company Benefit Plans”); provided that each informal or unwritten Company Benefit Plan is described in summary form in Schedule 2.12(b). Schedule 2.12(b) identifies each Company Benefit Plan that is a “pension benefit plan” under Section 3(2) of ERISA (“Company Pension Plan”). Schedule 2.12 (b) discloses whether each Company Benefit Plan that is an “employee welfare benefit plan” under Section 3(1) of ERISA (“Company Welfare Plan”) is (i) unfunded, (ii) insured, or (iii) funded through a “welfare benefit fund” within the meaning of Section 419(e) of the Internal Revenue Code (“Code”) or another funding mechanism.

(c) True and complete copies of all (i) Company Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans, and all amendments thereto and summaries of unwritten Company Benefit Plans; (ii) the three (3) most recent actuarial valuations, if any, prepared for each Benefit Plan; (iii) the three (3) most recent reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan or related trust; (iv) the most recent determination letters received from the Internal Revenue Service, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan; and (vi) all material communications to any Employees relating to each Company Benefit Plan have been provided or made available to the Parent.

(d) All “employee benefit plans” within the meaning of Section 3(3) of ERISA, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Company Employees (the “Company ERISA Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA, the Code, and all other applicable law. Each Company Pension Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39) or a timely application for such determination is now pending or a request for such determination filed within the remedial amendment period of Section 401(b) of the Code is pending, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, other than claims for benefits submitted in the ordinary course by participants or beneficiaries under the Company Benefit Plans, no material claim against any Company Benefit Plan, and no legal or regulatory proceeding (including any audit or voluntary compliance resolution or closing agreement program proceeding) involving any Company Benefit Plan, is pending, or to the knowledge of the Company, threatened.

(e) Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(f) No current or former Company Pension Plan of the Company or any of its Subsidiaries, or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”), is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan constitutes a multiemployer plan within the meaning of §3(3 7) of ERISA.

(g) All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the audited or interim financial statements of the Company.

(h) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan or has ever represented, promised or contracted (whether in oral or written form) to any Employee(s) that such Employee(s) would be provided with retiree health or life benefits, except as required under § 601 of ERISA.

(i) Except as set forth in Schedule 2.12(i) the consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of the Company or any of the Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, or (z) result in any breach or violation of, or a default under, any of the Company Benefit Plans.

(j) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of the Company or any of its Subsidiaries, who is a “disqualified individual” (as defined in proposed Treasury Regulation Section 1.280G-1), under any employment arrangement or Company Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(k) All Company Benefit Plans covering current or former non-U.S. Employees complies in all material respects with applicable law. No unfunded liabilities exist with respect to any Company Benefit Plan that covers such non-U.S. Employees.

(l) Schedule 2.12(l) or Company SEC Reports filed prior to the date hereof contain a complete and correct list of employment agreements for employees of the Company. Copies of each such agreements have been provided or made available to Parent.

2.13. Absence of Liens and Encumbrances. Except as set forth on Schedule 2.13, the Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except (i) as reflected in the Company Financials, and (ii) for liens for taxes not yet due and payable and for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Company Material Adverse Effect.

2.14. Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to the Company (in any individual case or in the aggregate), (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to pollutants, contaminants, wastes, any toxic, radioactive or otherwise hazardous materials (“Hazardous Materials”) in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s knowledge, threatened concerning any Company Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any environmental liability.

2.15. Agreements. Except as set forth in Schedule 2.15 or disclosed in a Company SEC Report filed prior to the date hereof

(a) There are no material written agreements between the Company and any of its officers, directors, employees or shareholders or any affiliate thereof.

(b) There are no material written agreements to which the Company is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000, (ii) are material to the conduct and operations of the Company’s business or properties (including, without limitation, the license of any Intellectual Property to or from the Company), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of the Company’s products or services, (iv) relating to the employment or compensation of any employee or consultant, (v) of duration of six months or more and not cancelable without penalty by the Company on 30 days or less notice or (vi) relating to the sale, lease, pledge or other disposition of any material assets of or to the Company.

(c) Neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its Subsidiaries has been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in Schedules 2.15(a) or 2.15(b) (any such agreement, contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Company Contracts are legal, valid, binding and enforceable and in full force and effect with respect to the Company and any of its Subsidiaries with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Company Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Neither the Company nor any of the Subsidiaries have been notified that any party to any of the Company Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of the Company Contracts, whether in connection with the transactions contemplated hereby or otherwise nor is the Company or any Subsidiary aware of any intention by any party to any Company Contract to effect any of the foregoing.

2.16. Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the S-4 (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the shareholders of the Company and shareholders of Parent in connection with the meeting of the Company’s shareholders to consider the adoption of this Agreement (the “Company Shareholders’ Meeting”) and in connection with the meeting of Parent’s shareholders to consider the approval of the Share Issuance (the “Parent Shareholders’ Meeting”) (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the Company’s shareholders and Parent’s shareholders, at the time of the Company Shareholders’ Meeting or the Parent Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the

Company Shareholders’ Meeting or the Parent Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or DYHP Acquisition which is contained in any of the foregoing documents.

2.17. Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of the Company and its shareholders, (ii) determined to recommend that the shareholders of the Company adopt this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

2.18. State Takeover Statutes. The Board of Directors of the Company, including a majority of the disinterested directors has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby the provisions of Sections 607.0901 and 607.0902 of Florida Law to the extent, if any, such section is applicable to the Merger, this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement or the transactions contemplated hereby and thereby.

2.19. Fairness Opinion. The Company has received a written opinion from Spartan Securities Group, Ltd., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company’s shareholders from a financial point of view and has delivered to Parent a copy of such opinion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND DYHP ACQUISITION

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the “Parent Schedule”), Parent and DYHP Acquisition each hereby represents and warrants to the Company that:

3.1. Organization of Parent and DYHP Acquisition.

(a) Parent and each of its Subsidiaries, including DYHP Acquisition, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Parent and its Subsidiaries as a whole, or on the ability of the Parent and DYHP Acquisition to consummate the transactions contemplated by this Agreement.

(b) Schedule 3.1(b) contains a true and complete list of all of Parent’s Subsidiaries, indicating the jurisdiction of incorporation of each Subsidiary and Parent’s equity interest therein.

(c) Parent has delivered or made available to the Company a true and correct copy of the Articles of Incorporation and Bylaws of Parent and similar governing instruments of each of its Subsidiaries, including, without limitation, DYHP Acquisition, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

3.2. Parent Capital Structure.

(a) The authorized capital stock of Parent consists of: (i) 24,000,000 shares of Common Stock, par value $0.01 per share, of which there were 11,259,727 shares issued and outstanding as of May 14, 2007, and (ii) 5,850,000 shares of undesignated blank check preferred stock, of which 5,000 shares have been designated as Series B Convertible Preferred Stock, all of which series have been issued and are outstanding as of May 14, 2007. The authorized capital stock of DYHP Acquisition consists of 100 shares of Common Stock, par value $0.01 per share (the “DYHP Acquisition Common Stock”), all of which, as of the date hereof, are issued and outstanding and are held by Parent. All outstanding shares of Parent Common Stock and DYHP Acquisition Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or DYHP Acquisition, respectively, or any agreement or document to which Parent or DYHP Acquisition is a party or by which it is bound. As of May 14, 2007, Parent had reserved an aggregate of 2,100,000 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent’s 1999 Stock Option Plan and 1999 Non-Employee Stock Option Plan (collectively, the “Parent Stock Option Plans”), under which options are outstanding for 2,071,768 shares (“Parent Stock Options”), and under which 28,232 shares remain available for grant as of May 14, 2007. As of May 14, 2007, Parent had reserved an aggregate of 962,500 shares of Parent Common Stock for issuance to holders of warrants to purchase shares of Parent Common Stock (“Parent Warrant”). All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 3.2(a) lists each outstanding Parent Stock Option and each Parent Warrant at May 14, 2007, the name of the holder thereof, and the exercise price therefor.

(b) Schedule 3.2(b) lists each outstanding promissory note, debenture, capital lease, letter of credit and other debt obligation of Parent and DYHP Acquisition as of May 14, 2007, including the name of the payee, the principal amount, interest rate, outstanding balance, and maturity.

3.3. Obligations With Respect to Capital Stock. Except as set forth in Section 3.2 or a Schedule thereto, in Schedule 3.3, or described in a Parent SEC Report filed prior to the date hereof:

(a) There are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

(b) Except for securities Parent owns, directly or indirectly through one or more Subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any Subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

(c) There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its Subsidiaries is a party or by which it is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement.

(d) There are no registration rights that have not been already complied with, and, to the knowledge of Parent there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

3.4. Authority.

(a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, and DYHP Acquisition has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent, subject only to the approval of the Share Issuance by Parent’s shareholders and the filing and recordation of the Articles of Merger pursuant to Florida Law. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DYHP Acquisition. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity. This Agreement has been duly executed and delivered by DYHP Acquisition and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligation of DYHP Acquisition, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Parent and of this Agreement by DYHP Acquisition do not, and the performance of this Agreement by Parent and of this Agreement by DYHP Acquisition will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent (the “Parent Charter Documents”) or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) except as set forth in Schedule 3.3, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement, or to DYHP Acquisition in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for (i) the filing of a S-4 with the SEC in accordance with the Securities Act, (ii) the filing of the Articles of Merger with the Secretary of State of Florida, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and by the Nasdaq and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5. SEC Filings; Parent Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed with the SEC since the initial filing date of the registration statement for Parent’s initial public offering. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof but excluding all exhibits to such required forms, reports and documents) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Parent as of December 31, 2006 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices which would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications to the Parent SEC Reports, if any, which have not yet been filed with the SEC but which will be required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.6. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of the Parent Balance Sheet, the Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.2 hereof if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by the Parent in accounting principles, practices or methods.

3.7. Taxes. Except as set forth on Schedule 3.7 or described in a Parent SEC Report filed prior to the date hereof:

(a) The Parent and each of its Subsidiaries and each affiliated, confined, consolidated unitary group of which the Parent or any of its Subsidiaries is or has been a member, (i) have timely filed all Tax Returns that are required to have been filed by it with all appropriate Taxing Authorities (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes); and (ii) have timely paid all Taxes shown as owing on such Tax Returns or assessed by any Taxing Authority (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional Taxes for periods for which Tax Returns have been filed is not expected to exceed reserves made in accordance with GAAP and reflected in the Parent Financials and the Parent Balance Sheet and, to the Parent’s knowledge, there are no material unresolved questions or claims concerning the Parent’s or any Subsidiaries’ tax liability. Neither the Parent’s nor any Subsidiaries’ Tax Returns have been reviewed or audited by any Taxing Authority and no deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against the Parent or any of its Subsidiaries that are not adequately reserved for in accordance with GAAP. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of the Parent or any Subsidiary.

(b) Neither the Parent nor any Subsidiary has outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax or the filing of any Tax Return.

(c) Neither the Parent nor any Subsidiary is a party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(d) The Parent shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

(e) Neither the Parent, nor any of its Subsidiaries has made with respect to the Parent, any consent under Section 341 of the Code, no property of the Parent is “tax exempt use property” within the meaning of Section 168(h) of the Code, and none of the assets of the Parent is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(f) The Parent has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 3121, 3402 and 3406 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

(g) Part of the net operating losses (“NOL”) of the Parent and/or its Subsidiaries are, as of the date hereof, subject to Section 382 or 269 of the Code, Regulation Section 1.1502-21(c), or any similar provisions or Regulations otherwise limiting the use of the NOLs of the Parent or its Subsidiaries.

(h) The Parent is not, and has not been for the five years preceding the Closing, a “United States real property holding company” (as such term is defined in Section 897(c)(2) of the Code).

(i) As of the date hereof, to the knowledge of the Parent, neither the Parent nor any of its Subsidiaries or affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(j) No deficiency, resulting from any audit or examination relating to Taxes of the Parent by any Taxing Authority, if any, has not been timely paid.

(k) No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Parent.

3.8. Patents and Trademarks. Schedule 3.8 contains a complete list of all Intellectual Property registered in the Parent’s name and material to the Parent’s business as conducted as of the date hereof (collectively, the “Parent Registered Intellectual Property”), which registrations are valid. The Parent’s use of Intellectual Property (excluding use pursuant to “click wrap” or “shrink wrap” agreements or other similar agreements for commercially available Other Intellectual Property (as hereafter defined)) does not constitute an infringement of any third party’s rights that could reasonably be expected to result in a Parent Material Adverse Effect. Except as set forth on Schedule 3.8 or described in a Parent SEC Report filed prior to the date hereof:

(a) The Parent owns, free and clear of any Liens, all right, title and interest to the Parent Registered Intellectual Property.

(b) With respect to Intellectual Property, other than the Parent Registered Intellectual Property, used or held for use by the Parent in its business as conducted as of the date hereof (the “Other Intellectual Property”), the Parent owns, controls or has a right to use, to the extent necessary to conduct its business in a manner generally consistent with its past practice, such Other Intellectual Property which is material to the Parent’s business.

(c) The Parent is not a party to any outstanding options, licenses or agreements of any kind relating to (i) any Other Intellectual Property owned by any other person or entity (excluding “click wrap” or “shrink wrap” agreements or agreements for commercially available Other Intellectual Property), or (ii) the Parent Registered Intellectual Property.

(d) The Parent has not during the preceding three years received any communications or claims nor, to the Parent’s knowledge, is there any threatened claim, alleging that the Parent has infringed upon, or, by conducting its business as proposed, would infringe upon the intellectual property rights of any other person which such infringement would have a Parent Material Adverse Effect.

(e) To the knowledge of the Parent, no third party has interfered with, infringed upon or misappropriated any of the Parent’s rights to the Parent Registered Intellectual Property or Other Intellectual Property which such interference, infringement or misappropriation would constitute a Parent Material Adverse Effect.

3.9. Compliance; Permits; Restrictions. Except as disclosed on Schedule 3.9 or described in a Parent SEC Report filed prior to the date hereof:

(a) Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect. Except as disclosed on Schedule 3.9 to the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or its Subsidiaries, nor has any Governmental Entity indicated in writing an intention to conduct the same other than those which would not reasonably be expected to have a Parent Material Adverse Effect. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent as currently conducted.

(b) Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which would necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or prevent or materially burden or materially impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Parent Permits”). Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

3.10. Litigation. Except as described in a Parent SEC Report filed prior to the date hereof, or set forth on Schedule 3.10, as of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its Subsidiaries which might reasonably be expected to have a Parent Material Adverse Effect. Parent has made all required accruals on its financial statements for the disclosures made on Schedule 3.10.

3.11. Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12. Labor Agreements and Actions; Employee Benefit Plans.

(a) Parent is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Parent, has sought to represent any of the employees, representatives, or agents of the Parent. There is no strike or other labor dispute involving the Parent pending or, to the knowledge of the Parent, threatened, nor is the Parent aware of any labor organization activity involving its employees.

(b) Schedule 3.12(b) contains a complete list of each pension, profit-sharing or other retirement, bonus, deferred compensation, employment agreement, severance agreement, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, fringe benefit, sick pay, or vacation pay, or other employee benefit plan, program, agreement, or arrangement or policy, whether formal or informal, funded or unfunded, written or unwritten, and whether legally binding or not, sponsored, maintained, contributed to or required to be contributed to by (i) Parent with respect to current or former employees or any current or former director or consultant of Parent, and/or (ii) any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” that includes Parent within the meaning of Section 4001(a)(14) of ERISA, and the rules and regulations promulgated thereunder (collectively, “Parent Benefit Plans”); provided that each informal or unwritten Parent Benefit Plan is described in summary form in Schedule 3.12(b). Schedule 3.12(b) identifies each Parent Benefit Plan that is a “pension benefit plan” under Section 3(2) of ERISA (“Parent Pension Plan”). Schedule 3.12(b) discloses whether each Parent Benefit Plan that is an “employee welfare benefit plan” under Section 3(1) of ERISA (“Parent Welfare Plan”) is (i) unfunded, (ii) insured, or (iii) funded through a “welfare benefit fund” within the meaning of Section 419(e) of the Code or another funding mechanism.

(c) True and complete copies of all (i) Parent Benefit Plans, including but not limited to, any trust instruments and insurance contracts forming a part of any Parent Plans, and all amendments thereto and summaries of unwritten Parent Benefit Plans; (ii) the three (3) most recent actuarial valuations, if any, prepared for each Parent Plan; (iii) the three (3) most recent reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Parent Plan or related trust; (iv) the most recent determination letters received from the Internal Revenue Service, if any, for each Parent Plan and related trust which is intended to satisfy the requirements of Section 401 (a) of the Code; (v) the most recent summary plan description, together with the most recent summary of material modifications, if any, required under ERISA with respect to each Parent Plan; and (vi) all material communications to any Parent Employees relating to each Parent Plan have been provided or made available to Parent.

(d) All “employee benefit plans” within the meaning of Section 3(3) of ERISA, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, covering Parent Employees (the “Parent Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA, the Code, and all other applicable law. Each Parent Pension Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to TRA or a timely application for such determination is now pending or a request for such determination filed within the remedial amendment period of Section 401 (b) of the Code is pending, and the Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. As of the date hereof, other than claims for benefits submitted in the ordinary course by participants or beneficiaries under the Parent Benefit Plans, no material claim against any Parent Benefit Plan, and no legal or regulatory proceeding (including any audit or voluntary compliance resolution or closing agreement program proceeding) involving ,any Parent Benefit Plan, is pending, or to the knowledge of the Parent, threatened.

(e) Neither the Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Parent or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(f) No current or former Parent Pension Plan or pension plan of any of its Subsidiaries, or any ERISA Affiliate, is or has ever been subject to Title IV of ERISA or Section 412 of the Code. No Parent Benefit Plan constitutes a multiemployer plan within the meaning of §3(37) of ERISA.

(g) All contributions required to be made under the terms of any Parent Plan have been timely made or have been reflected on the audited financial statements of the Parent.

(h) Neither Parent nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Parent Plan or has ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits which would have a material impact on the Parent, except as required under §601 of ERISA.

(i) The consummation of the transactions contemplated by this Agreement will not (x) entitle any employees of Parent or any of the Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust other otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Parent Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Parent Benefit Plans.

(j) Any amount that could be received (whether in cash, property, or vesting of property) as a result of the transaction contemplated by this Agreement by any officer, director, employee or independent contractor of Parent or any of its Subsidiaries, who is a “disqualified individual” (as defined in proposed Treasury Regulation Section 1.280G-1), under any employment arrangement or Parent Benefit Plan would not be characterized as an “excess parachute payment” (as defined in Section 280G of the Code).

(k) All Parent Benefit Plans covering current or former non-U.S. Employees complies in all material respects with applicable law, and no unfunded liabilities exist with respect to any Parent Benefit Plan that covers such non-U.S. Employees.

(l) Schedule 3.12(l) or Parent SEC Reports filed prior to the date hereof, contain a complete and correct list of employment agreements for senior officers of the Parent; copies of each such agreement have been provided or made available to the Company.

3.13. Absence of Liens and Encumbrances. Parent and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except (i) as reflected in the Parent Financials, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.14. Environmental Matters.

(a) Hazardous Materials Activities. Except as would not reasonably be likely to result in a material liability to Parent (in any individual case or in the aggregate), (i) neither Parent nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Parent nor any of its Subsidiaries has engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(b) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent’s knowledge, threatened concerning any Parent Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its Subsidiaries in any environmental litigation or impose upon Parent or any of its Subsidiaries any environmental liability.

3.15. Agreements. Except as set forth in Schedule 3.15 or a Parent SEC Report filed prior to the date hereof:

(a) There are no written agreements between the Parent and any of its officers, directors, employees or shareholders or any affiliate thereof.

(b) There are no written agreements, to which the Parent is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, the Parent in excess of $100,000, (ii) are material to the conduct and operations of the Parent’s business or properties (including, without limitation, the license of any Intellectual Property to or from the Parent), (iii) restrict or materially adversely affect the development, manufacture, sale, marketing or distribution of the Parent’s products or services, (iv) relating to the employment or compensation of any employee or consultant, (v) of duration of six months or more and not cancelable without penalty by the Parent on 30 days or less notice or (vi) relating to the sale, lease, pledge or other disposition of any material assets of or to the Parent.

(c) Neither the Parent nor any of its Subsidiaries, nor to the Parent’s knowledge any other party to a Parent Contract (as defined below), is in breach, violation or default under, and neither the Parent nor any of its Subsidiaries has been notified that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Parent or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in Schedules 3.15(a) or 3.15(b) (any such agreement, contract or commitment, a “Parent Contract”) in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

(d) Each of the Parent Contracts are legal, valid, binding and enforceable and in full force and effect with respect to the Parent and any of its Subsidiaries with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and the Parent Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

(e) Neither the Parent nor any of the Subsidiaries have been notified that any party to any of the Parent Contracts intends to cancel, terminate, proposes to amend, not renew or exercise an option under any of the Parent Contracts, whether in connection with the transactions contemplated hereby or otherwise nor is the Parent or any Subsidiary aware of any intention by any party to any Parent Contract to effect any of the foregoing.

3.16. Statements; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Parent’s shareholders and Company’s shareholders, at the time of the Parent Shareholders’ Meeting or the Company Shareholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders’ Meeting or the Company Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

3.17. Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, (i) determined that the Merger is fair to and in the best interests of Parent and its shareholders, and (ii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business by the Company.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in substantial compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings material to the Company’s business. In addition, except as permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(b) Except as required by law or pursuant to the terms of the Company Option Plan in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprise options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(c) Except as required by applicable law, grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(d) Other than in the ordinary course of business consistent with past practices, transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights; provided that in no event shall the Company license on an exclusive basis or sell any Company Intellectual Property (other than in connection with the abandonment of immaterial Company Intellectual Property after at least five business days’ written notice to Parent);

(e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its Subsidiaries, except (i) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof (or any such agreements entered into in the ordinary course of business consistent with past practice by the Company with employees hired after the date hereof), (ii) for the purpose of funding or providing benefits under any Benefit Plans, the Company Option Plan, any other stock option and incentive compensation plans, directors plans, and stock purchase and dividend reinvestment plans in accordance with past practice;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, or any equity-based awards (whether payable in shares, cash or otherwise) other than (i) the issuance, delivery and/or sale of shares of Company Common Stock (as appropriately adjusted for stock splits and the like) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issued in connection with acquisitions completed prior to the date hereof and with acquisitions permitted under Section 4.1(i).

(h) Cause, permit or submit to a vote of the Company’s shareholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or strategic investments; provided, that the Company shall not be prohibited from entering into business development deals in the ordinary course of business;

(j) Sell, lease, license, encumber or otherwise dispose of any properties or assets except in the ordinary course of business consistent with past practice, except for the sale, lease, licensing, encumbering or disposition (other than through licensing permitted by clause (d)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries;

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

(l) Adopt or amend any Company Benefit Plan, Company Option Plan or any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”); pay any special bonus or special remuneration to any director or employee; or increase the salaries, wage rates, compensation or other fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law and except for (i) salary increases in the ordinary course of business consistent with past practice for non-officer employees, (ii) salary increases for officers in an amount not exceeding 5% of such officer’s salary on the date hereof and (iii) as set forth on Schedule 4.1(l);

(m) (i) Pay, discharge, settle or satisfy any litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Company Balance Sheet or incurred since the date of such financial statements or disclosed in Section 2.8 or 2.9 of the Company Schedule, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary, in the case of both (i) and (ii) of this Section 4.2(m), which payment, discharge, satisfaction, waiver, termination, modification, release or failure to enforce has a value to Company in excess of $100,000; provided, that the Company shall provide prior notice to Parent of any such action with a value to the Company in excess of $20,000;

(n) Except in the ordinary course of business consistent with past practice, materially modify, amend or terminate any Company Contract disclosed in Section 2.15 of the Company Schedule or waive, delay the exercise of, release or assign any material rights or claims thereunder without providing prior notice to Parent ;

(o) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(p) Engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Make any Tax election or accounting method change (except as required by GAAP) inconsistent with past practice that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

(r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

4.2. Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its Subsidiaries shall not (i) amend the Parent Charter Documents (other than to change its name); (ii) split, combine or reclassify its outstanding shares of capital stock; or (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its wholly-owned Subsidiaries.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Joint Proxy Statement/Prospectus; S-4; Other Filings; Board Recommendations.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and Parent shall file with the SEC the S-4, which shall include a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/Prospectus. Each of the parties hereto shall use all commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the S-4. As promptly as practicable after the effective date of the S-4, the Joint Proxy Statement/Prospectus shall be mailed to the shareholders of the Company and of Parent. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substance with respect to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Prior to the Effective Time, Parent shall use its commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction in the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders’ Meeting; provided that Parent shall not be required to consent generally to the service of process in any jurisdiction in which it is not so subject or to register or qualify in any jurisdiction in which Parent would be subject to taxation. Each of the Company and Parent will notify the other promptly upon the receipt of any

(i) comments from the SEC or its staff or any other government officials, (ii) notice that the S-4 has become effective, (iii) the issuance of any stop order, (iv) notice of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (v) request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and, except as may be prohibited by any Governmental Entity, will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

(b) The Joint Proxy Statement/Prospectus shall (i) solicit the approval of this Agreement and the Merger and include the recommendation of the Board of Directors of the Company to the Company’s shareholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Offer in compliance with Sections 5.2(c) and 5.4(a) of this Agreement, and (ii) include the opinion of Spartan Securities Group, Ltd. referred to in Section 2.19; provided, however, that the Board of Directors of the Company shall submit this Agreement to the Company’s shareholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. The Joint Proxy Statement/Prospectus shall solicit the approval of the Share Issuance and include the recommendation of the Board of Directors of Parent to Parent’s shareholders that they vote in favor of approval of the Share Issuance. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act.

(c) Each of Parent and the Company shall promptly inform the other of any event which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the S-4 or any Other Filing and each of Parent and the Company shall amend or supplement the Joint Proxy Statement/Prospectus to the extent required by law to do so. No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for an amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

5.2. Stockholder Meetings.

(a) The Company shall call and hold the Company Shareholders’ Meeting and Parent shall call and hold the Parent Shareholders’ Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement/Prospectus, and the Company and Parent shall use commercially reasonable efforts to hold the Company Shareholders’ Meeting and the Parent Shareholders’ Meeting on the same day and as soon as practicable after the date on which the S-4 becomes effective. Nothing herein shall prevent the Company or Parent from adjourning or postponing the Company Shareholders’ Meeting or the Parent Shareholders’ Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective meetings of the shareholders. Unless the Company’s Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.2(c), the Company shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Florida Law or applicable stock exchange requirements to obtain such approval. Parent shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by Florida Law or applicable stock exchange requirements to obtain such approval. Unless the Company’s Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.2(c), each of the parties hereto shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of shareholders required by applicable Law and such party’s Articles of Incorporation and Bylaws to effect the Merger. The Company’s obligation to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or any change in the Board of Directors recommendation regarding the Merger.

(b) Subject to Sections 5.2(c) and 5.4(a): (i) the Board of Directors of the Company shall recommend that the Company’s shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders’ Meeting; and neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s shareholders vote in favor of and adopt and approve this Agreement and the Merger.

(c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or from not including its recommendation in favor of adopting and approving this Agreement and the Merger in the Joint Proxy Statement/Prospectus if (i) a Superior Offer (as defined below) is made to the Company and not withdrawn, (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4 and the Company is not then in breach of this Agreement, and (iii) the Board of Directors of the Company concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law. Nothing contained in this Section 5.2 shall limit the Company’s obligation to hold and convene the Company Shareholders’ Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 51% of the fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of a majority of the voting power of the then outstanding shares of capital stock of the Company, in each case on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on written advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company shareholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of the Company’s Board of Directors to be obtained by such third party on a timely basis.

5.3. Access to Information. The Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, that Parent will conduct any such review in a manner that does not interfere with the normal business operations of the Company. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Parent will afford the Company and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request; provided, that the Company will conduct any such review in a manner that does not interfere with the normal business operations of Parent.

5.4. No Solicitation.

(a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non- public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any contract relating to any Acquisition Transaction (as defined below); provided, however, this Section 5.4(a) shall not prohibit the Company or its Board of Directors from (A) providing access to the properties, books and records of the Company and its Subsidiaries to, furnishing information regarding the Company and its Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn), (B) taking the actions described in Section 5.2(c) as permitted thereby, (C) recommending a Superior Offer to Company’s shareholders or (D) terminating this Agreement pursuant to Section 7.1(b) in order to immediately thereafter enter into a definitive agreement with respect to such Superior Offer, if, in the case of either (A), (B), (C) or (D), (1) neither the Company nor any representative of Company and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law, (3) (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such person or group by or on behalf of the Company, and (4) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Nothing in this Section 5.4(a) shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to which no violation of this Section 5.4 shall have occurred or (ii) approving the sale and issuance of shares of Company Common Stock in connection with a financing of the Company in an amount not exceeding or equal to 20%

of the issued and outstanding Company Common Stock as of the date hereof. The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least twenty four (24) hours prior notice (or such lesser prior notice as provided to the members of the Company’s Board of Directors) of any meeting of the Company’s Board of Directors at which the Company’s Board of Directors is reasonably expected to consider a Superior Offer. For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

(b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.4, the Company as promptly as practicable shall advise Parent orally and in writing of any request received by the Company for information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Company with respect to, or which the Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

5.5. Public Disclosure. Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties will agree to the text of the joint press release announcing the signing of this Agreement.

5.6. Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied; (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities; (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, subject to the other terms and conditions hereof, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts and take all acts necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or DYHP Acquisition contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or DYHP Acquisition to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.7. Third Party Consents. On or before the Closing Date, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its Subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8. Stock Options; Warrants; Employee Benefits.

(a) Warrants. At the Effective Time, each outstanding Company Warrant, whether or not then exercisable, shall, by virtue of the Merger, be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options or warrants immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant (assuming full vesting), as applicable, immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant, as applicable, was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent and (iii) all vesting period with respect thereto shall, to the extent provided by the terms thereof, accelerate, and be subject to any other rights which arise under the warrant agreements evidencing awards thereunder as a result of the transactions contemplated by this Agreement. At the Effective Time, (x) all references in the related warrant agreements to the Company shall be deemed to refer to Parent and (ii) Parent shall assume all of the Company’s obligations with respect to the Company Warrants as so amended. As promptly as reasonably practicable after the Effective Time, Parent shall issue to each holder of an outstanding Company Warrant a document evidencing the foregoing assumption by Parent.

(b) [Reserved]

(c) Benefits; Prior Service. From and after the Effective Time, Company employees shall be provided with employee benefits that are substantially similar to those provided to employees of Parent who are similarly situated. Parent shall cause employees of the Company and its Subsidiaries to be credited with service with the Company and each of its Subsidiaries for purposes of eligibility and vesting under each employee benefit plan maintained by Parent or its Subsidiaries prior to the Effective Time. Parent shall have the absolute discretion to (i) cash-out Company employees accrued and unused vacation, personal and sick leave days or to (ii) carry over Company employees’ accrued but unused vacation, personal and sick leave days; provided, that, such service shall not be recognized to the extent that such recognition would result in duplication of benefits.

5.9. [Reserved]

5.10. Indemnification.

(a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company (or any predecessor corporation) pursuant to (i) each indemnification agreement between the Company and its directors or officers in effect immediately prior to the Effective Time (the “Indemnified Parties”) and (ii) any indemnification provision under the Company Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of the Company, unless such modification is required by law.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause Surviving Corporation to maintain in effect policies of directors’ and officers’ liability insurance with coverage in amount and scope at least as favorable as the Company’s existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; provided, however, that during such period, Surviving Corporation shall in no event be required to expend pursuant to this Section 5.10(b) more than an amount per year equal to 150% of current premiums paid by the Company for such insurance, which current premium amount is set forth in Section 5.10(b) of the Company Disclosure Schedule.

(c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent will make or cause to be made proper provision so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties.

(d) The provisions of this Section 5.10 shall survive the Effective Time and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

5.11. Action by Board of Directors. Prior to the Effective Time, the respective Boards of Directors of Parent and the Company, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the receipt by Company Insiders (as defined below) of Parent Common Stock in exchange for Company Common Stock pursuant to the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act (a “Company Insider”).

5.12. Nasdaq Listing. Parent shall promptly prepare and submit to Nasdaq a listing application to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the transactions contemplated hereby, upon final notice of issuance.

5.13. Tax-Free Reorganization. Parent and DYHP Acquisition covenant and agree not (i) to take any action (or to cause the Surviving Corporation or any Affiliate of Parent or DYHP Acquisition to take any action), and (ii) to fail to take any action (or to cause the Surviving Company or any Affiliates of Parent or DYHP Acquisition to fail to take any action), which if taken or not taken, as the case may be, would reasonably be expected to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.14. Conveyance Taxes. The Company, its Subsidiaries and Parent and DYHP Acquisition shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding (i) any real property transfer gains, sales, use, transfer, value-added, stock transfer and stamp Taxes, (ii) any recording, registration and other fees, and (iii) any similar Taxes or fees that become payable in connection with the transactions contemplated hereby. The Taxes described in clause (i) shall be paid equally by Parent and Company.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Company:

(a) Stockholder Approval. This Agreement shall have been adopted and the Merger shall have been duly approved by the requisite vote under applicable law and the Company Charter Documents by the shareholders of the Company. To the extent required under applicable law, the Company Charter Documents and the rules of Nasdaq, this Agreement and the transactions completed herein, including the issuance of the Parent Common Stock and the Merger, shall have been adopted and duly approved by the shareholders of the Parent.

(b) S-4 Effective; Joint Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Nasdaq Listing. The shares of Parent Common Stock to be issued or reserved for issuance in the Merger shall have been authorized for listing on Nasdaq, subject to notice of issuance.

(e) Conversion of Laurus Notes. The convertible notes, having an aggregate original principal amount of $9,000,000, which were issued on September 30, 2004 and March 29, 2005 to Laurus Master Fund, Ltd. (“Laurus”), shall have been fully satisfied and/or converted, the original notes shall have been surrendered to the Company, the Company and/or Laurus shall have filed all appropriate UCC and/or other documents to terminate any liens on the assets of the Company relating to such notes, and the Company shall have provided proof of such termination of liens to the Parent.

6.2. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and DYHP Acquisition set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and DYHP Acquisition shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(1)	any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any shareholder litigation or threat of shareholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein;

(2)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

(3)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the healthcare, technology, Internet or services industries; and

(4)	any adverse change attributable primarily to the announcement or discovery of this Agreement and the transaction contemplated hereby (including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships), unless such change resulted from a breach by Parent of its obligations under this Agreement.

6.3. Additional Conditions to the Obligations of Parent and DYHP Acquisition. The obligations of Parent and DYHP Acquisition to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date) and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by an authorized officer of the Company.

(c) No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Company Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Company Material Adverse Effect:

(1)	circumstance, changes in, or effects on the Company or its business caused by (i) changes in its business plan or methods of operations made at the request of the Parent or (ii) actions taken or decisions made by the Parent;

(2)	any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any shareholder litigation or threat of shareholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein;

(3)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

(4)	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the healthcare, technology, Internet or services industries; and

(5)	any adverse change attributable primarily to the announcement or discovery of this Agreement and the transaction contemplated hereby (including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships), unless such change resulted from a breach by the Company of its obligations under this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of the Company and Parent:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by September 30, 2007 (such date, or such other date that may be agreed by mutual written consent, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the merger;

(d) by either the Company or Parent if either: (i)(A) the Company Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of Company shall have taken a final vote on a proposal to adopt this Agreement and (B) the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company, respectively, and such action or failure to act constitutes a breach by the Company of this Agreement;

(e) by Company, upon a breach of any covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided, that Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent is cured during such thirty-day period);

(f) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company’s representations and warranties or breach by Company is curable by Company through exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by the Company is cured during such thirty-day period);

(g) by Parent if a Triggering Event (as defined below) shall have occurred.; and for the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to Parent its recommendation in favor of the adoption of this Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption of this Agreement and the approval of the Merger; (iii) the Board of Directors of the Company fails to reaffirm its recommendation in favor of the adoption of this Agreement within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement and during the pendency of an Acquisition Proposal; (iv) the Board of Directors of the Company or any committee thereof shall have recommended to the shareholders of the Company or approved any Acquisition Proposal; (v) the Company shall have entered into any agreement or contract accepting any Acquisition Proposal; (vi) the Company shall have breached any of the provisions of Section 5.4 of this Agreement or (vii) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

(h) by the Company prior to the vote of the shareholders of the Company on the Agreement, if, after receiving a Superior Offer and in the absence of any prior breach of the provisions of Section 5.4 of this Agreement, the Board of Directors of the Company determines in good faith, after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors of the Company under applicable law; provided, however, that the Company may not terminate this Agreement pursuant to this subsection (h) until two (2) business days have elapsed following delivery to Parent of written notice of such determination of the Company (which written notice will inform Parent of the material terms and conditions of the Superior Offer); provided, further, that such termination under this Section 7.1(h) shall not be effective until the Company has made payment to Parent of the amounts required to be paid pursuant to Section 7.3(b)(i).

(i) by the Company if the condition in Section 6.2(d) shall not have been satisfied at or prior to closing.

(j) by either the Company or Parent if either: (i)(A) the Parent Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of Parent shall have taken a final vote on a proposal to adopt this Agreement, to the extent required by the applicable rules and regulations of Nasdaq and (B) the required approval of the shareholders of Parent contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(j) shall not be available to the Parent where the failure to obtain Parent stockholder approval, to the extent such stockholder approval is required by rules and regulations of Nasdaq shall have been caused by the action or failure to act of Parent, respectively, and such action or failure to act constitutes a breach by the Parent of this Agreement;

7.2. Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon (or if the termination is pursuant to Section 7.1(e) or 7.1(f) and the proviso therein is and remains applicable, thirty (30) days after) the delivery of written notice thereof by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, with no liability of either party to the other, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement occurring prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3. Fees and Expenses. Except as set forth in this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated; provided, however, that Parent shall pay all fees and expenses incurred in connection with the preparation, printing, filing (with the SEC) and mailing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto and the solicitation of stockholder approvals; provided, further that in the event the Agreement is terminated under Section 7.1, the Company and Parent shall share equally in such Expenses. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby, except for the fees and expenses referred to in the first proviso of the first sentence of this Section 7.3.

7.4. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the shareholders of Parent or the Company, there shall not be any amendment that by law requires further approval by the shareholders of Parent or the Company without the further approval of such shareholders, this Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, DYHP Acquisition and the Company.

7.5. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and DYHP Acquisition contained in this Agreement or in any certificate or instrument delivered pursuant to Article VI shall terminate at the Effective Time or upon termination pursuant to Section 7.1, as the case may be, and only the covenants that by their terms survive the Effective Time or which contemplate performance after the Effective Time or such termination shall survive the Effective Time. Nothing in this Section 8.1 shall relieve any party for any liability for any willful breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to such termination.

8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or DYHP Acquisition, to:

GeoPharma, Inc. 6950 Bryan Dairy Road Largo, Florida 33777 Attention: Carol Dore-Falcone, CFO Telecopy No.: (727) 546-5298

with a copy to:

Sichenzia Ross Friedman Ference LLP 61 Broadway New York, New York 10006 Attn: Thomas A. Rose, Esq. Telecopy No.: (212) 930-9725

(b)	if to the Company, to

Dynamic Health Products, Inc. 12399 Belcher Road South, Suite 140 Largo, Florida 33773 Attention: Cani I. Shuman, CFO Telecopy No.: (727) 683-0671

with a copy to:

Williams Schifino Mangione & Steady, P.A. One Tampa City Center, Suite 3200 Tampa, Florida 33602 Attention: Lina Angelici, Esq. Telecopy No.: (813) 221-2626

8.3. Interpretation.

(a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d) For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except with respect to the Indemnified Parties under Section 5.10, are not intended to confer upon any other person any rights or remedies hereunder.

8.6. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11. Waiver of Jury Trial. EACH OF PARENT, COMPANY AND DYHP ACQUISITION HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR DYHP ACQUISITION IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GEOPHARMA, INC.

By:	/s/ Carol Dore-Falcone
Carol Dore-Falcone
Vice President and Chief Financial Officer

FLORIDA MERGER SUBSIDIARY CORP.

By:	/s/ Carol Dore-Falcone
Carol Dore-Falcone
Vice President and Chief Financial Officer

DYNAMIC HEALTH PRODUCTS, INC.

By:	/s/ Cani I. Shuman
Cani I. Shuman
Chief Financial Officer, Secretary and Treasurer